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EXHIBIT 10.92

On September 2, 2004, the Compensation Committee of Andrx's Board of Directors approved the following resolution regarding Thomas P. Rice's compensation:

      RESOLVED, that notwithstanding the ninety day and $25 per diem limitations set forth in the standard provisions of the Andrx Relocation Policy, which Thomas Rice ("Executive") is entitled to receive pursuant to his Employment Agreement, Executive shall be entitled to receive (i) temporary living expenses (including a Company paid apartment at a cost of approximately $5,000 each month and weekly travel to and from his Maryland home) until the earlier of March 30, 2005 or the date his family relocates to South Florida (the "Relocation Period"), (ii) a per diem payment of $50 during the Relocation Period, and (iii) a gross-up of Executive's compensation for any state or federal income taxes that Executive may me required to pay as a result of the relocation payments made to him during the Relocation Period; and it is further

      RESOLVED, that the officers of the Company are authorized and empowered to execute such other agreements with each such persons as they, in their judgment, deem necessary or desirable to effectuate the intent of this and the foregoing resolutions.